EXHIBIT 10.19
FIRST AMENDMENT TO LEASE
This First Amendment to Lease is made this 20th day of February, 2007, by and between Industrial Equities Group LLC (“Landlord”) and Cardiovascular Systems, Inc. (“Tenant”).
RECITALS
WHEREAS, Landlord and Tenant entered into a Lease dated September 26, 2005 (the “Lease”) for certain premises containing approximately 25,576 total square feet located at Lakeview Business Campus III, 651 Campus Drive, New Brighton, Minnesota (“Leased Premises”); and
WHEREAS, Tenant is desirous of expanding the Leased Premises by leasing approximately 8,980 square feet of additional space (8,937 sq. ft. of office space and 43 sq. ft. of common area) located adjacent to the Leased Premises as shown on the attached Exhibit A (“Expansion Space”); and
WHEREAS, Landlord and Tenant are desirous of extending the lease term to expire on May 31, 2012.
NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Landlord and Tenant hereby agree to amend the Lease as follows:
1.	The Lease for the Expansion Space shall commence on May 1, 2007. Landlord will make its best efforts to complete the space by April 1, 2007 and that any occupancy prior to the May 1st commencement date will be at no additional cost other than utilities which Tenant may use which shall be separately metered.

2.	The Lease term shall terminate May 31, 2012.

3.	For purposes of this Amendment, effective May 1, 2007, the Leased Premises shall contain approximately 34,513 total square feet.

4.	Base Rent for the Leased Premises shall be amended and paid according to the following schedule:

	Base	Expansion Base	Total Monthly
Period	Rent/Month	Rent/Month	Base Rent
May.1, 2007–Jul. 31, 2007	$19,560.54	$0.00	$19,560.54
Aug.1, 2007–Jan. 31, 2008	$19,560.54	$7,169.03	$26,729.57
Feb. 1, 2008–Jan. 31, 2009	$19,951.75	$7,312.41	$27,264.16
Feb. 1, 2009–Jan. 31, 2010	$20,350.79	$7,458.66	$27,809.45
Feb. 1, 2010–Jan. 31, 2011	$20,757.80	$7,607.84	$28,365.65
Feb. 1, 2011–May 31, 2012	$21,172.96	$7,759.99	$28,932.95
5.	Tenant’s Proportionate Share, as defined in the Lease, shall be 73.48%.

6.	PARKING. An additional thirty-two (32) non-exclusive parking stalls shall be provided for a total of one-hundred twenty-two (122) non-exclusive parking stalls.

7.	Landlord shall provide the following Tenant Improvements to the Expansion Space:
•	Replace carpet in front half of bay to match existing office.

•	Replace existing VCT with new VCT tile entirely in back half for lab area.

•	Replace ceiling tiles as needed throughout the entire area.

•	Ensure all lighting is in good working order, evenly and adequately spaced.

•	Demo existing cabinetry and sink in front half of office.

•	Add 3 new private offices/conference rooms in a location to be determined.

•	Replace cabinetry and sink in break area adjacent to restrooms.

•	Repaint all walls to match current office and lab areas.

•	Electrical service shall be ample to serve the office and lab consistent with Tenant’s current use in its existing Premises.

•	Open existing demising wall five (5) feet in an area to be determined to join lab area to existing premises’ lab area.

•	Restrooms cleaned and all plumbing certified in good working order. Repair and replace all damaged tile as necessary and repaint all walls.

•	Complete new demising wall and paint to match premises.

•	Service and certify that HVAC units serving the premises are in good working order and replace the compressor units if required within one year following the commencement date.

•	Tenant space plan shall be provided at Landlord’s expense.
Other than the improvements outlined above, Tenant agrees to accept the Premises in its “AS-IS” condition. Any additional improvements shall be completed at the Tenant’s sole cost and expense and must receive the Landlord’s prior written approval.
8.	OPTION TO RENEW. By written notice given to Landlord at least twelve (12) months prior to the expiration of the term of this Lease, Tenant may elect to renew this Lease for one (1) additional term of five (5) years. The renewal shall be upon all the terms and conditions of this Lease, except the base rent shall be at the then prevailing market rate with annual increases for similar spaces in the market area and provided further that Tenant shall have no further renewal options. If the parties cannot agree on the amount of the prevailing market rate, the matter shall be submitted to binding arbitration in accordance with the rules of the American Arbitrators Association. The arbitrator shall be a Real Estate professional with at least (10) years experience in evaluating properties similar to this building. The arbitrators determined market rate and annual increases shall take effect as of the renewal date of the Lease. This Right of Renewal is not assignable to a sublessee or third party.

9.	RIGHT OF FIRST REFUSAL. Tenant shall have the Right of First Refusal on any contiguous space within the building for ten (10) days after written notice from Landlord of its availability, provided Tenant is not in default under the terms and conditions of this Lease and provided further that at least five (5) years remain on the Lease term or Tenant agrees to modify the Lease to provide for not less than five (5) years on the total Leased premises. Tenant shall exercise this Right of First

Refusal by written notice to Landlord. In the event Tenant so notifies Landlord, then Tenant shall commence rental payments on the date first indicated in Landlords notice and Tenant shall accept such space in its current condition without obligation of Landlord to make Leasehold improvements. If Tenant does not so notify Landlord within ten (10) days thereafter, then Tenant shall be deemed to have waived its Right of First Refusal and Landlord shall proceed to Lease the space. The Right of First Refusal is not assignable. The base rental rate shall be at the then prevailing market rate and annual increases for similar space in the market area. If the parties cannot then agree on the amount of the prevailing market rate, then the matter shall be submitted to binding arbitration in accordance with the rules of the American Arbitration Association.

10.	BROKERAGE. Landlord shall pay TaTonka Real Estate Advisors a commission on the expansion premises in the amount of 5% of the base rent paid over the term. No commission shall be due on the initial premises extended term from 1/31/12 to 5/31/12.
Except as modified herein, Landlord and Tenant hereby ratify and reconfirm each provision of the existing Lease. The provisions of the Amendment shall supersede any inconsistent or conflicting provisions of the original Lease.

LANDLORD		TENANT
INDUSTRIAL EQUITIES GROUP LLC		CARDIOVASCULAR SYSTEMS, INC.

By:		By:	/s/ JAMES E. FLAHERTY

John N. Allen

Its:	Managing Agent	Its:	CFO

Date:		Date:	2/26/07

EXHIBIT A
8,980 sq. ft. Total (8,937sf office, 43sf common)